EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Corey M. Horowitz, Chairman and CEO
Network-1 Technologies, Inc.
(212) 829-5770

NETWORK-1 REPORTS SECOND QUARTER 2014 RESULTS

New York, New York August 12, 2014-- Network-1 Technologies, Inc. (OTC BB: NTIP) today announced financial results for the quarter ended June 30, 2014.

Network-1 had revenue of $5,166,000 and $9,657,000 for the three and six months ended June 30, 2014, respectively, as compared to revenue of $1,907,000 and $5,971,000 for the three and six months ended June 30, 2013, respectively.  Included in revenue for the three and six months ended June 30, 2014 is $3,281,000 of additional royalties from Cisco Systems as a result of the Company’s audit of the May 2011 license agreement with Cisco.  The additional royalties cover the years 2012 and 2013 and other periods subject to the license agreement.

Network-1 reported net income of $1,601,000 or $0.06 per share (basic) and (diluted) for the second quarter ended June 30, 2014 as compared to net income of $782,000 or $0.03 per share (basic) and (diluted) for the second quarter ended June 30, 2013.

Network-1 reported net income for the six months ended June 30, 2014 of $2,997,000 or $0.12 per share (basic) and $0.11 per share (diluted), compared with net income of $2,174,000 or $0.09 per share (basic) and $0.08 per share (diluted) for the six months ended June 30, 2013.

At June 30, 2014, the Company had net operating loss carry forwards (NOLs) totaling approximately $22,855,000 expiring through 2029, with a future tax benefit of approximately $7,771,000.  During the six month period ended June 30, 2014 as a result of income before taxes for the period of $4,665,000, the deferred tax asset was reduced by $1,566,000 to $4,093,000.

At June 30, 2014, the Company's principal sources of liquidity consisted of cash and cash equivalents of approximately $16.6 million and working capital of approximately $21 million.

“It was a great quarter for Network-1”, commented Corey M. Horowitz, Chairman and CEO of Network-1.  “We successfully completed our royalty audit of Cisco which resulted in our receiving significant additional royalties under our license agreement and, importantly, the validity of the Remote Power Patent was confirmed by the United States Patent Office in the Inter Partes Review proceeding initiated by Avaya and joined by HP, Dell and Sony” he added.   “During the quarter, we also received an additional patent relating to the Cox patent portfolio and we began our monetization efforts of that portfolio thereby continuing to expand upon our goal of diversifying our IP monetization efforts across our several valuable portfolios.”

On April 4, 2014, Network-1 initiated litigation against Google and YouTube in the United States District Court for the Southern District of New York for infringement of several of its patents within Network-1’s Cox patent portfolio which relates to the identification of media content on the Internet.  The lawsuit alleges that Google and YouTube have infringed and continue to infringe certain of Network-1’s patents by making, using, selling and offering to sell unlicensed systems and related products and services, which include YouTube’s Content ID system.

ABOUT NETWORK-1 TECHNOLOGIES, INC.

Network-1 Technologies, Inc. is engaged in the development, licensing and protection of its intellectual property and proprietary technologies.  Network-1 works with inventors and patent owners to assist in the development and monetization of their patented technologies. Network-1 currently owns twenty-two (22) patents covering various telecommunications and data networking technologies as well as technologies relating to document stream operating systems and the identification of media content.  Network-1’s current strategy includes continuing to pursue licensing opportunities for its Remote Power Patent and its efforts to monetize two patent portfolios (the Cox and Mirror Worlds patent portfolios) acquired by Network-1 in 2013.  The Company’s acquisition strategy is to focus on acquiring high quality patents which management believes have the potential to generate significant licensing opportunities as Network-1 has achieved with respect to its Remote Power Patent.

This release contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements address future events and conditions concerning Network-1’s business plans. Such statements are subject to a number of risk factors and uncertainties as disclosed in the Network-1’s Annual Report on Form 10-K for the year ended December 31, 2013 and its Quarterly Report on Form 10-Q for the three months ended March 31, 2014 including, among others, the continued validity of Network-1’s Remote Power Patent, the ability of Network-1 to successfully execute its strategy to acquire high quality patents with significant licensing opportunities, Network-1's ability to achieve revenue and profits from the Mirror Worlds Patent Portfolio and the Cox Patent Portfolio as well as intellectual property it may acquire in the future, the ability of Network-1 to enter into additional license agreements, the ability of Network-1 to continue to receive material royalties from its existing license agreements for its Remote Power Patent, the uncertainty of patent litigation, risks related to the reexamination proceeding involving Network-1’s Remote Power Patent pending at the United States Patent and Trademark Office, the difficulty in Network-1 verifying royalty amounts owed to it by its licensees, Network-1's ability to enter into strategic relationships with third parties to license or otherwise monetize their intellectual property, the continued viability of the PoE market, future economic conditions and technology changes and legislative, regulatory and competitive developments. Except as otherwise required to be disclosed in periodic reports, Network-1 expressly disclaims any future obligation or undertaking to update or revise any forward-looking statement contained herein.

Network-1 Technologies, Inc.
Condensed Statements of Operations

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013

ROYALTY REVENUE	$5,166,000	$1,907,000	$9,657,000	$5,971,000
COST OF REVENUE	1,506,000	547,000	2,820,000	1,772,000
GROSS PROFIT	3,660,000	1,360,000	6,837,000	4,199,000
OPERATING EXPENSES:
General and Administrative	615,000	533,000	1,213,000	1,196,000
Depreciation and Amortization	409,000	234,000	818,000	249,000
Non-Cash Compensation	135,000	144,000	162,000	256,000

TOTAL OPERATING EXPENSES	1,159,000	911,000	2,193,000	1,701,000

OPERATING INCOME	2,501,000	449,000	4,644,000	2,498,000

OTHER INCOME (EXPENSES):
Interest income, net	12,000	12,000	21,000	18,000

INCOME BEFORE INCOME TAXES	2,513,000	461,000	4,665,000	2,516,000

INCOME TAXES (BENEFIT)
Current	57,000	(22,000)	102,000	26,000
Deferred	855,000	(299,000)	1,566,000	316,000
Total Income Taxes (Benefits)	912,000	(321,000)	1,668,000	342,000

NET INCOME	$1,601,000	$782,000	$2,997,000	$2,174,000

Net Income per share
Basic	$0.06	$0.03	$0.12	$0.09

Diluted	$0.06	$0.03	$0.11	$0.08

Weighted average number of common shares outstanding:
Basic	25,484,978	25,181,736	25,629,473	25,098,074
Diluted	27,496,232	27,087,061	27,689,150	27,396,414

NET INCOME	$1,601,000	$782,000	$2,997,000	$2,174,000

OTHER COMPREHENSIVE INCOME NET OF TAX: Unrealized (loss) arising during period	(4,000)	(9,000)	(10,000)	(14,000)

COMPREHENSIVE INCOME	$1,597,000	$773,000	$2,987,000	$2,160,000

Condensed Balance Sheet as of June 30, 2014

Cash and cash equivalents	$16,579,000

Total current assets	$22,442,000

Total assets	$31,298,000

Total current liabilities	$1,791,000

Total long term liabilities	$-0-

Total stockholders' equity	$29,507,000